Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

January 21, 2014	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. ADDS BURTON M. TANSKY TO BOARD OF DIRECTORS

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced the appointment of Burton M. Tansky to the Company’s Board of Directors. Mr. Tansky was with The Neiman Marcus Group for 23 years, retiring as President and Chief Executive Officer in 2010.

Before being named as Chief Executive Officer of The Neiman Marcus Group in 2001, Mr. Tansky was President and Chief Executive Officer of Neiman Marcus Stores. Prior to this he served as Chief Executive Officer of Bergdorf Goodman, a division of The Neiman Marcus Group, and President of Saks Fifth Avenue.

Mr. Tansky currently serves as Senior Advisor of Marvin Traub Associates. He also serves on the Board of Directors of Donald Pliner Shoes and of The Howard Hughes Corporation. Mr. Tansky’s appointment to the Stein Mart Board of Directors is effective immediately.

“We are delighted to welcome Burt to Stein Mart’s Board of Directors,” said Jay Stein, Chairman of the Board. “With an exceptional retail career and tremendous business experience, his guidance will be invaluable to us.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SMRT-G

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.